Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

QUICKSILVER RESOURCES ANNOUNCES DECISION
NOT TO MAKE INTEREST PAYMENT

FORT WORTH, TEXAS (February 17, 2015) - Quicksilver Resources Inc. (OTCQB: KWKA) announced today that the company has decided not to make the approximately $13.6 million interest payment due February 17, 2015 on its 9.125% senior notes due 2019 (the “2019 Notes”). Under the terms of the indenture governing the 2019 Notes, the company has a 30-day grace period before the failure to make the interest payment results in an event of default.

The company believes it is in the best interests of its stakeholders to continue to focus on actively addressing the company’s debt and capital structure and intends to continue discussions with its creditors during the 30-day grace period. If the company does not make the interest payment before the end of the grace period, the trustee or the holders of at least 25% in the aggregate principal amount of the outstanding 2019 Notes may declare the principal and accrued interest for all 2019 Notes due and payable immediately. The acceleration of the principal under the 2019 Notes would also result in defaults under the terms of other indebtedness of the company.

The company has retained Houlihan Lokey Capital, Inc., Deloitte Transactions and Business Analytics LLP, and other advisors to collectively assist with the evaluation of the company’s options to address near-term debt maturities, enhancement of its liquidity position, and evaluation of strategic alternatives. However, there can be no assurances that the company will be able to successfully restructure its indebtedness, improve its short- and long-term liquidity position, or complete any strategic transactions in a timely manner or at all. Accordingly, the company may need to seek voluntary protection under chapter 11 of title 11 of the U.S. Code to restructure its capital structure.

About Quicksilver Resources
Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the OTCQB Marketplace under the symbol "KWKA." For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the Securities and Exchange Commission (“SEC”), or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Specific risks and uncertainties include, but are not limited to, whether the company is able to successfully restructure its indebtedness, improve its short- and long-term liquidity position, complete any strategic transactions, and those set forth under Item 1A, “Risk Factors,” of our most recent Annual Report on Form 10-K/A, and subsequent filings with the SEC.

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Investor & Media Contact:
David Erdman
(817) 665-4023